Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-67248 dated August 10, 2001 and No. 333-45850 dated September 15, 2000) pertaining to the 1997 Stock Option Plan and in the Registration Statement on Form S-8 (No. 333-45848) pertaining to the 2000 Employee Stock Purchase Plan of our report dated April 10, 2003 with respect to the financial statements of Semiconductor Technologies & Instruments, Inc., included in the Current Report  (Form 8-K/A) of August Technology Corporation, filed with the Securities and Exchange Commission.

Ernst & Young
Certified Public Accountants

Singapore

June 24, 2003